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Exhibit (d)(x)

SECOND AMENDED AND RESTATED
STOCKHOLDERS VOTING AGREEMENT
AND IRREVOCABLE PROXY

        This Second Amended and Restated Stockholders Voting Agreement and Irrevocable Proxy (the "Agreement") amends and restates that certain Agreement made the 8th day of June 2005 (the "Amended and Restated Agreement") by and between R. Randall Rollins ("Rollins") and Henry B. Tippie ("Tippie") (Rollins and Tippie being collectively referred to as the "Stockholders").

        WHEREAS, the Stockholders own shares of Class A Common Stock (the "Stock") of Dover Downs Gaming & Entertainment, Inc. (the "Company"); and

        WHEREAS, the Stockholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to consult with each other relative to matters involving the voting of the Stock and Rollins agrees to grant voting control over certain shares of his Stock to Tippie; and

        WHEREAS, the Amended and Restated Agreement referred to a Voting Block (as defined in Section 2 below) of 621,000 shares of Stock and this Agreement intends to increase this amount by 250,000 shares to a total of 871,000 shares of Stock.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Stockholders hereby agree as follows:

        1.     Agreement to Consult.    The Stockholders agree to consult with each other relative to matters involving the voting of the Stock. Notwithstanding this agreement to consult, which the Stockholders agree to honor in good faith, each Stockholder shall reserve the right to vote his shares of Stock in any manner he sees fit in his sole discretion (except as expressly provided for in Section 2) and without regard to what may or may not have been discussed during such consultations. In no event shall any matter discussed during such consultations rise to the level of an enforceable agreement (unless separately reduced to writing) or give either Stockholder the right to make a claim for damages or specific performance based on reliance. The Stockholders agree to maintain the confidentiality of their discussions, except to the extent that disclosure is required by law or legal process.

        2.     Agreement to Vote.    Rollins hereby grants to Tippie the right to vote 871,000 shares of Stock owned by him (the "Voting Block"). Tippie agrees to vote the Voting Block in the same manner in which he votes shares of Stock owned by him.

        3.     Term.    The term of this Agreement shall be for an initial one (1) year period beginning on the date hereof and shall continue for nine (9) successive one (1) year terms unless Rollins terminates this agreement on written notice provided to Tippie prior to the annual anniversary date hereof. This Agreement shall automatically terminate in the event that Tippie ceases to control more than 50% of the voting power in the Company (measured by voting control in the outstanding shares of the Company's Common Stock and Class A Common Stock on a combined basis and including the Voting Block) or in the event of the death or incapacity of Tippie. This Agreement shall not in any way restrict Rollins' right to sell, gift or otherwise dispose of the Voting Block and shall cease to have any force and effect with respect to any shares of Stock in the Voting Block which may be sold, gifted or otherwise disposed of. In the event that all of the shares of Stock in the Voting Block are sold, gifted or otherwise disposed of, this Agreement shall automatically terminate. Tippie shall be free at any time to cede voting control back to Rollins by providing written notice of such intention, in which event this Agreement shall automatically terminate.

        4.     Irrevocable Proxy.    In order to insure the voting of the Voting Block in accordance with this Agreement, Rollins agrees to execute an irrevocable proxy simultaneously with the execution hereof, in the form of Exhibit A attached hereto, granting to Tippie the right to vote the Voting Block in accordance with this Agreement.

        5.     Changes in Common Stock.    In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company's stockholders pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Voting Block by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Company, such shares or securities shall be deemed to be Stock for purposes of this Agreement.

        6.     Representations of Rollins.    Rollins hereby represents and warrants to Tippie that (a) he owns and has the right to vote the Voting Block, and (b) he has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date thereof.

        7.     Enforceability; Validity.    Each Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the other party hereto.

        8.     General Provisions.

          (a)   This Agreement sets forth the entire agreement of the parties relative to the subject matter hereof and may only be modified in writing. The Amended and Restated Agreement and Irrevocable Proxy attached thereto are hereby superseded.

          (b)   This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

          (c)   This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

          (d)   If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

          (e)   No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach.

IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of this 16th day of December, 2005.

/s/ Henry B. Tippie
Henry B. Tippie
/s/ R. Randall Rollins R. Randall Rollins

EXHIBIT A

IRREVOCABLE PROXY

        The undersigned agrees to, and hereby grants to Henry B. Tippie ("Tippie") an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, 871,000 shares of Class A Common Stock (the "Stock") of Dover Downs Gaming & Entertainment, Inc. (the "Corporation") represented by such certificate numbers as shall be designated by the undersigned from time to time to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Delaware corporation as provided in a certain Second Amended and Restated Stockholders Voting Agreement, dated as of December 16, 2005, among the undersigned and Tippie. The undersigned hereby affirms that this proxy is given as a condition of said voting agreement and as such is coupled with an interest and is irrevocable. This proxy shall be binding upon the successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, of the undersigned. It is further understood by the undersigned that this proxy may be exercised by Tippie until it is terminated in accordance with the provisions of said voting agreement.

        Dated this 16th day of December 2005.

/s/ R. Randall Rollins R. Randall Rollins

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SECOND AMENDED AND RESTATED STOCKHOLDERS VOTING AGREEMENT AND IRREVOCABLE PROXY
EXHIBIT A IRREVOCABLE PROXY